Filed Pursuant to Rule 424(b)(3) and 424(c)
Registration No. 333-153133

PROSPECTUS SUPPLEMENT NO. 2
(To prospectus dated February 23, 2009
and supplemented April 21, 2009)

APPLIED DNA SCIENCES, INC.

67,576,201 SHARES OF

COMMON STOCK

We are supplementing our Prospectus dated February 23, 2009, and supplemented April 21, 2009, relating to the resale by certain selling stockholders of up to 67,576,201 shares of common stock (the “Prospectus”), to provide information contained in our Quarterly Report on Form 10-Q filed with the Commission on May 15, 2009, a copy of which is attached hereto and incorporated herein by reference.

You should read this Prospectus Supplement No. 2 in conjunction with the Prospectus which is required to be delivered with all supplements thereto.  This Prospectus Supplement No. 2 is qualified by reference to the Prospectus, except to the extent the information in this supplement updates or supersedes the information contained in the Prospectus.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section entitled “Risk Factors” beginning on page 3 of the Prospectus and page 31 of the Form 10-Q attached hereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The Date of This Prospectus Supplement Is May 29, 2009.

———————————————————————————

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-Q

(Mark one)
☒ QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2009

☐ TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ______________ to _____________

Commission File Number: 33-17387

Applied DNA Sciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	59-2262718
(State of incorporation)	(IRS Employer ID Number)

25 Health Sciences Drive, Suite 113
Stony Brook, New York 11790
(Address of principal executive offices)

631-444- 8090
(Registrant’s telephone number, including area code)

Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
☒ Yes      ☐ No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
☐ Yes       ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
☐ Yes      ☒ No

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date. May 15, 2009: 261,888,747

Applied DNA Sciences, Inc.

Form 10-Q for the Quarter Ended March 31, 2009

Part I

Item 1 - Financial Statements

APPLIED DNA SCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2009 and September 30, 2008

	March 31, 2009	September 30, 2008
	(unaudited)
ASSETS
Current assets:
Cash	$14,294	$136,405
Restricted cash	150,000	—
Accounts receivable	63,750	75,150
Prepaid expenses	336,449	83,333
Total current assets	564,493	294,888

Property, plant and equipment-net of accumulated depreciation of $178,123 and $147,132, respectively	32,739	63,730

Other assets:
Deposits	8,322	8,322
Capitalized finance costs-net of accumulated amortization of $567,178 and $464,274, respectively	10,322	113,226

Intangible assets:
Patents, net of accumulated amortization of $33,504 and $31,762, respectively (Note B)	753	2,494
Intellectual property, net of accumulated amortization and write off of $8,248,578 and $8,066,682, respectively (Note B)	1,182,322	1,364,217

Total Assets	$1,798,951	$1,846,877

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$918,431	$12,821,171
Convertible notes payable, net of unamortized discount of $423,253 and $486,726, respectively (Note D)	926,747	3,063,274
Other current liabilities	150,000	—
Total current liabilities	1,995,178	15,884,445

Commitments and contingencies (Note H)

Deficiency in Stockholders’ Equity- (Note F)
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of March 31, 2009 and September 30, 2008	—	—
Common stock, par value $0.001 per share; 410,000,000 shares authorized; 260,511,148 and 205,359,605 issued and outstanding as of March 31, 2009 and September 30, 2008, respectively	260,511	205,359
Additional paid in capital	140,197,854	133,133,354
Accumulated deficit	(140,654,592)	(147,376,281)
Total deficiency in stockholders’ equity	(196,227)	(14,037,568)

Total Liabilities and Deficiency in Stockholders’ Equity	$1,798,951	$1,846,877

See the accompanying notes to the unaudited condensed consolidated financial statements

APPLIED DNA SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF LOSSES
Three and Six Months Ended March 31, 2009 and 2008
(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008

Sales	$64,670	$207,737	$211,245	$330,904
Cost of sales	(8,594)	(46,114)	(52,335)	(74,004)
Gross Profit	56,076	161,623	158,910	256,900

Operating expenses:
Selling, general and administrative	1,683,534	715,783	4,447,545	2,414,052
Research and development	40,860	55,900	103,389	92,226
Depreciation and amortization	105,645	107,244	214,627	215,048

Total operating expenses	1,830,039	878,927	4,765,561	2,721,326

NET LOSS FROM OPERATIONS	(1,773,963)	(717,304)	(4,606,651)	(2,464,426)

Other income (Note C)	12,023,888	—	12,023,888	—
Interest expense, net	(212,222)	(608,383)	(695,051)	(994,005)

Net income (loss) before provision for income taxes	10,037,703	(1,325,687)	6,722,186	(3,458,431)

Income taxes	—	—	497	—

NET INCOME (LOSS)	$10,037,703	$(1,325,687)	$6,721,689	$(3,458,431)

Net income (loss) per share-basic	$0.04	$(0.01)	$0.03	$(0.02)

Net income (loss) per share-diluted	$0.04	$(0.01)	$0.03	$(0.02)

Weighted average shares outstanding-

Basic	251,805,934	191,517,098	237,246,560	186,798,504

Diluted	279,523,227	191,517,098	279,523,227	186,798,504

See the accompanying notes to the unaudited condensed consolidated financial statements

APPLIED DNA SCIENCES, INC
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
Three months ended March 31, 2009 and 2008
(unaudited)

	Six months ended March 31,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$6,721,689	$(3,458,431)
Adjustments to reconcile net loss to net used in operating activities:
Depreciation and amortization	214,627	215,048
Reversal of accrued penalty charges	(12,023,888)	—
Fair value of vested options issued to officers, directors and employees	2,148,118	—
Fair value of warrants issued in exchange for services rendered	217,865	—
Amortization of capitalized financing costs	102,904	185,847
Amortization of debt discount attributable to convertible debentures	601,048	832,546
Common stock issued in exchange for services rendered	186,094	1,040,000
Change in assets and liabilities:
Decrease (increase) in accounts receivable	11,400	(89,985)
Decrease in prepaid expenses and deposits	146,884	81,250
Increase (decrease) in accounts payable and accrued liabilities	451,148	(794,669)
Net cash used in operating activities	(1,222,111)	(1,988,394)

Cash flows from investing activities:
(Increase) decrease in restricted cash held in escrow	(150,000)	399,920
Acquisition (disposal) of property and equipment, net	—	(5,492)
Net cash provided by (used in) investing activities	(150,000)	394,428

Cash flows from financing activities:
Net proceeds from issuance of convertible notes	1,250,000	2,447,580
Net cash provided by financing activities	1,250,000	2,447,580

Net increase (decrease) in cash and cash equivalents	(122,111)	853,614
Cash and cash equivalents at beginning of period	136,405	25,185
Cash and cash equivalents at end of period	$14,294	$878,799

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest	$—	$—
Cash paid during period for taxes	$—	$—

Non-cash transactions:
Fair value of vested options issued to officers, directors and employees	$2,148,118	$—
Fair value of warrants issued for services	$217,865	$—
Common stock issued for services	$586,094	$1,040,000
Common stock issued in exchange for previously incurred debt	$3,630,000	$50,275

See the accompanying notes to the unaudited condensed consolidated financial statements

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(unaudited)

NOTE A — SUMMARY OF ACCOUNTING POLICIES

General

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q, and therefore, do not include all the information necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended March 31, 2009 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2009. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated September 30, 2008 financial statements and footnotes thereto included in the Company’s SEC Form 10-K.

Business and Basis of Presentation

On September 16, 2002, Applied DNA Sciences, Inc. (the “Company”) was incorporated under the laws of the State of Nevada. Effective December 17, 2008, the Company reincorporated from the State of Nevada to the State of Delaware. During the year ended September 30, 2007, the Company transitioned from a development stage enterprise to an operating company. The Company is principally devoted to developing DNA embedded biotechnology security solutions in the United States. To date, the Company has generated minimum sales revenues from its services and products; it has incurred expenses and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from inception through March 31, 2009, the Company has accumulated losses of $140,654,592.

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries Applied DNA Operations Management, Inc., APDN (B.V.I.), Inc. and Applied DNA Sciences Europe Limited. Significant inter-company transactions have been eliminated in consolidation.

Estimates

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

Revenues are derived from research, development, qualification and production testing for certain commercial products. Revenue from fixed price testing contracts is generally recorded upon completion of the contracts, which are generally short-term, or upon completion of identifiable contractual tasks. At the time the Company enters into a contract that includes multiple tasks, the Company estimates the amount of actual labor and other costs that will be required to complete each task based on historical experience. Revenues are recognized which provide for a profit margin relative to the testing performed. Revenue relative to each task and from contracts which are time and materials based is recorded as effort is expended. Billings in excess of amounts earned are deferred. Any anticipated losses on contracts are charged to income when identified. To the extent management does not accurately forecast the level of effort required to complete a contract, or individual tasks within a contract, and the Company is unable to negotiate additional billings with a customer for cost over-runs, the Company may incur losses on individual contracts. All selling, general and administrative costs are treated as period costs and expensed as incurred.

For revenue from product sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, REVENUE RECOGNITION (“SAB104”), which superseded Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS (“SAB101”). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. At March 31, 2009, the Company’s deferred revenue was $-0-.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(unaudited)

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

Revenue Recognition (continued)

SAB 104 incorporates Emerging Issues Task Force 00-21 (“EITF 00-21”), MULTIPLE DELIVERABLE REVENUE ARRANGEMENTS. EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing EITF 00-21 on the Company’s financial position and results of operations was not significant.

Cash Equivalents

For the purpose of the accompanying financial statements, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. At March 31, 2009, the Company has deemed that no allowance for doubtful accounts was necessary.

Income Taxes

The Company has adopted Financial Accounting Standard No. 109 (SFAS 109) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, treatment of interest and penalties, and disclosure of such positions. Effective October 1, 2007, the Company adopted the provisions of FIN 48, as required. As a result of implementing FIN 48, there has been no adjustment to the Company’s consolidated financial statements and the adoption of FIN 48 did not have a material effect on the Company’s consolidated financial statements for the six month period ended March 31, 2009.

Property and Equipment

Property and equipment are stated at cost and depreciated over their estimated useful lives of 3 to 5 years using the straight line method. At March 31, 2009 and September 30, 2008 property and equipment consist of:

	March 31, 2009 (unaudited)	September 30, 2008
Computer equipment	$27,404	$27,404
Lab equipment	77,473	77,473
Furniture	105,985	105,985
	210,862	210,862
Accumulated Depreciation	(178,123)	(147,132)
Net	$32,739	$63,730

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(unaudited)

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

Impairment of Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS No. 144). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Comprehensive Income

The Company does not have any items of comprehensive income in any of the periods presented.

Segment Information

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”). SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision- making group, in making decisions how to allocate resources and assess performance. The information disclosed herein, materially represents all of the financial information related to the Company’s single principal operating segment.

Net loss per share

In accordance with SFAS No. 128, “Earnings per Share”, the basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding as if the potential common shares had been issued and if the additional common shares were dilutive. For the three months and six months ended March 31, 2008, common equivalent shares are excluded from the computation of the diluted loss per share as their effect would be anti-dilutive. Fully diluted shares outstanding were 255,551,691 for the three and six months ended March 31, 2008.

Stock Based Compensation

On December 16, 2004, the FASB issued SFAS No. 123(R) (revised 2004), “Share-Based Payment” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123(R) supersedes APB opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows”. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. The effective date for our application of SFAS No. 123(R) is September 1, 2006. Management elected to apply SFAS No. 123(R) commencing on that date.

As more fully described in Note G below, the Company granted an aggregate of 38,670,000 and -0- stock options during the six month periods ended March 31, 2009 and 2008, respectively to employees and directors of the Company under a non-qualified employee stock option plan.

As of March 31, 2009, 44,330,000 non-qualified employee stock options were outstanding with 15,077,500 shares vested and exercisable.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(unaudited)

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts. At March 31, 2009, allowance for doubtful receivable was $0.

Research and Development

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 2 (“SFAS 2”), “Accounting for Research and Development Costs. Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred research and development expenses of $40,860 and $103,389 for the three and six month period ended March 31, 2009, respectively and $55,900 and $92,226 for the three and six month period ended March 31, 2008, respectively.

Reclassifications

Certain reclassifications have been made in prior year’s financial statements to conform to classifications used in the current year.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. The Company charged to operations $21,213 and $35,550 for the three and six month period ended March 31, 2009, respectively and $9,118 and 11,364 as advertising costs for the three and six month period March 31, 2008, respectively.

Intangible Assets

The Company amortized its intangible assets using the straight-line method over their estimated period of benefit. The estimated useful life for patents is five years while intellectual property uses a seven year useful life.

We periodically evaluate the recoverability of intangible assets and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization.

Restricted Cash/Other Current Liabilities

Restricted cash is comprised of funds deposited into an escrow account pending consummation of the placement of convertible debt as of March 31, 2009. The related obligation is recorded as other current liabilities until consummation.

Fair Values

In the first quarter of fiscal year 2008, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (SFAS No. 157) as amended by FASB Statement of Position (FSP) FAS 157-1 and FSP FAS 157-2. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. FSP FAS 157-2 delays, until the first quarter of fiscal year 2009, the effective date for SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(unaudited)

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

Recent accounting pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. SFAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company does not expect the adoption of SFAS No. 160 in 2009 will have a material effect on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB ratified the consensus in Emerging Issues Task Force (EITF) Issue No. 07-1, “Accounting for Collaborative Arrangements” (EITF 07-1). EITF 07-1 defines collaborative arrangements and requires collaborators to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) the other collaborators based on other applicable authoritative accounting literature, and in the absence of other applicable authoritative literature, on a reasonable, rational and consistent accounting policy is to be elected. EITF 07-1 also provides for disclosures regarding the nature and purpose of the arrangement, the entity’s rights and obligations, the accounting policy for the arrangement and the income statement classification and amounts arising from the agreement.

EITF 07-1 will be effective for fiscal years beginning after December 15, 2008, which will be the Company’s fiscal year 2009, and will be applied as a change in accounting principle retrospectively for all collaborative arrangements existing as of the effective date. The Company does not expect the adoption of EITF 07-1in 2009 will have a material effect on its consolidated financial position, results of operations or cash flows.

In June 2008, the FASB ratified the consensus on Emerging Issues Task Force (EITF) Issue 07-5, “Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock.” This issue addresses whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which is the first part of the scope exception in paragraph 11(a) of SFAS No. 133, for purposes of determining whether the instrument should be classified as an equity instrument or accounted for as a derivative instrument. The provisions of EITF Issue No. 07-5 are effective for financial statements issued for fiscal years beginning after December 15, 2008 and will be applied retrospectively through a cumulative effect adjustment to retained earnings for outstanding instruments as of that date. The Company is assessing the potential effect of the adoption of EITF 07-05 will have a material effect on its consolidated financial position, results of operations or cash flows.

In March 2008, the FASB” issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The Company does not expect the adoption of SFAS No. 161 will have a material effect on its consolidated financial position, results of operations or cash flows.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(unaudited)

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

Recent accounting pronouncements (continued)

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS No. 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company does not expect the adoption of SFAS No. 162 to have a material effect on its consolidated financial position, results of operations or cash flows.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. The Company does not expect the adoption of FSP APB 14-1 will have a material effect on its consolidated financial position, results of operations or cash flows.

In May 2008, the FASB issued FASB Statement No. 163, “Accounting for Financial Guarantee Insurance Contracts”, which clarifies how FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises”, applies to financial guarantee insurance contracts issued by insurance enterprises. The standard is effective for financial statements issued for fiscal years beginning after December 15, 2008, including interim periods in that year. The Company does not expect the adoption of SFAS 163 to have a material effect on its consolidated financial statements.

In June 2008, the FASB issued FSP Emerging Issues Task Force (EITF) No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” Under the FSP, unvested share-based payment awards that contain rights to receive non-forfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. The Company does not expect the adoption of FSP EITF No. 03-6-1 will have a material effect on its consolidated financial position, results of operations or cash flows.

In October 2008, the FASB issued FSP SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” This position clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. It also reaffirms the notion of fair value as an exit price as of the measurement date. This position was effective upon issuance, including prior periods for which financial statements have not been issued. The adoption had no impact on the Company’s consolidated financial statements.

In December 2008, the FASB issued FSP 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets”, which is effective for fiscal years ending after December 15, 2009. FSP 132(R)-1 requires disclosures about fair value measurements of plan assets that would be similar to the disclosures about fair value measurements required by SFAS 157. The Company is assessing the potential effect of the adoption of FSP 132(R)-1 on its consolidated financial statements.

In December 2008, the FASB issued FSP SFAS 140-4 and FIN 46(R)-8, “Disclosures about Transfers of Financial Assets and Interests in Variable Interest Entities.” The FSP requires extensive additional disclosure by public entities with continuing involvement in transfers of financial assets to special-purpose entities and with variable interest entities (VIEs), including sponsors that have a variable interest in a VIE. This FSP became effective for the first reporting period ending after December 15, 2008. The Company does not expect the adoption will have any material impact on the Company’s consolidated financial statements.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(unaudited)

NOTE A — SUMMARY OF ACCOUNTING POLICIES (continued)

Recent accounting pronouncements (continued)

In January 2009, the FASB issued Financial Statement of Position (“FSP”) Issue No. EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20” (“FSP EITF No. 99-20-1”). FSP EITF No. 99-20-1 amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continue to be Held by a Transferor in Securitized Financial Assets” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The Company adopted FSP EITF No. 99-20-1 and it did not have a material impact on the consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company’s present or future consolidated financial statements.

NOTE B - ACQUISITION OF INTANGIBLE ASSETS

The Company has adopted SFAS No. 142, “Goodwill and Other Intangible Assets”, whereby the Company periodically tests its intangible assets for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets are tested for impairment, and write-downs will be included in results from operations.

The identifiable intangible assets acquired and their carrying value at March 31, 2009 is:

Trade secrets and developed technologies (Weighted average life of 7 years)	$9,430,900
Patents (Weighted average life of 5 years)	34,257
Total Amortized identifiable intangible assets-Gross carrying value:	$9,465,157
Less:
Accumulated Amortization	(2,627,071)
Impairment (See below)	(5,655,011)
Net:	$1,183,075
Residual value:	$0

During the year ended September 30, 2006 the Company's management performed an evaluation of its intangible assets (intellectual property) for purposes of determining the implied fair value of the assets at September 30, 2006. The test indicated that the recorded remaining book value of its intellectual property exceeded its fair value for the year ended September 30, 2006, as determined by discounted cash flows. As a result, upon completion of the assessment, management recorded a non-cash impairment charge of $5,655,011, net of tax, or $0.05 per share during the year ended September 30, 2006 to reduce the carrying value of the patents to $2,091,800. Considerable management judgment is necessary to estimate the fair value. Accordingly, actual results could vary significantly from management’s estimates.

Total amortization expense charged to operations for the three and six months ended March 31, 2009 was $91,672 and $183,638, respectively; $92,661 and $184,305 for the three and six months ended March 31, 2008, respectively.

NOTE C – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at March 31, 2009 are as follows:

Accounts payable	$737,277
Accrued consulting fees	102,500
Accrued interest payable	45,356
Accrued salaries payable	33,298
Total	$918,431

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(unaudited)

NOTE C – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES (continued)

Registration Rights Liquidated Damages

In private placements in November and December, 2003, December, 2004, and January and February, 2005, the Company issued secured convertible promissory notes and warrants to purchase the Company’s common stock. Pursuant to the terms of a registration rights agreement, the Company agreed to file a registration statement to be declared effective by the SEC for the common stock underlying the notes and warrants in order to permit public resale thereof. The registration rights agreement provided for the payment of liquidated damages if the stipulated registration deadlines were not met. The liquidated damages are equal to 3.5% per month of the face amount of the notes, which equals $367,885, with no limitations. During the year ended September 30, 2008, the SEC declared effective the Company’s registration statement with respect to the common stock underlying the notes and warrants. As of March 31, 2009, the Company concluded that the payment of liquidated damages under these commitments were not probable. Accordingly, the Company reversed the accrued expenses for the potential liquidated damages of $12,023,888 as other income in the statement of operations during the three months ended March 31, 2009.

NOTE D – PRIVATE PLACEMENT OF CONVERTIBLE NOTES

Convertible notes payable as of March 31, 2009 are as follows:

Secured Convertible Note Payable dated May 7, 2008, net of unamortized debt discount of $6,003 (see below)	$93,997
Secured Convertible Note Payable dated July 31, 2008, net of unamortized debt discount of $38,413 (see below)	111,587
Secured Convertible Note Payable dated October 21, 2008, net of unamortized debt discount of $171,667 (see below)	328,333
Secured Convertible Note Payable dated January 29, 2009, net of unamortized debt discount of $59,527 (see below)	90,473
Secured Convertible Note Payable dated February 27, 2009, net of unamortized debt discount of $51,003 (see below)	148,997
Secured Convertible Note Payable dated March 30, 2009, net of unamortized debt discount of $96,640 (see below)	153,360
926,747
Less current portion	(926,747)
$—

10% Secured Convertible Promissory Note dated May 7, 2008

On May 7, 2008, the Company issued a $100,000 convertible promissory note due May 7, 2009 with interest at 10% per annum due upon maturity. The note is convertible at any time prior to maturity, at the holder’s option, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.079849085 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At maturity, the note, including any accrued and unpaid interest, is automatically convertible at $0.079849085 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $48,490 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the note. The debt discount attributed to the beneficial conversion feature is amortized over the note’s maturity period (one year) as interest expense.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(unaudited)

NOTE D – PRIVATE PLACEMENT OF CONVERTIBLE NOTES (continued)

10% Secured Convertible Promissory Note dated May 7, 2008 (continued)

In connection with the placement of the note the Company issued non-detachable warrants granting the holders the right to acquire 200,000 shares of the Company’s common stock at $0.50 per share. The warrants expire five years from the issuance. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $10,730 to additional paid in capital and a discount against the note. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 3.09%, a dividend yield of 0%, and volatility of 101.74%. The debt discount attributed to the value of the warrants issued is amortized over the note’s maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($48,490) and warrants ($10,730) to debt discount, aggregating $59,220, which will be amortized to interest expense over the term of the Notes. Amortization of $14,602 and $29,529 was recorded for the three and six month periods ended March 31, 2009.

10% Secured Convertible Promissory Note dated July 31, 2008

On May 7, 2008, the Company issued a $150,000 convertible promissory note due July 31, 2009 with interest at 10% per annum due upon maturity. The note is convertible at any time prior to maturity, at the holder’s option, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.0549483 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At maturity, the note, including any accrued and unpaid interest, is automatically convertible at $0.0549483 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $91,655 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the note. The debt discount attributed to the beneficial conversion feature is amortized over the note’s maturity period (one year) as interest expense.

In connection with the placement of the note the Company issued non-detachable warrants granting the holder the right to acquire 300,000 shares of the Company’s common stock at $0.50 per share. The warrants expire five years from the issuance. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $23,268 to additional paid in capital and a discount against the note. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 3.259%, a dividend yield of 0%, and volatility of 152.00%. The debt discount attributed to the value of the warrants issued is amortized over the note’s maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($91,655) and warrants ($23,268) to debt discount, aggregating $114,923, which will be amortized to interest expense over the term of the Notes. Amortization of $28,337 and $57,304 was recorded for the three and six month periods ended March 31, 2009.

10% Secured Convertible Promissory Note dated October 21, 2008

On October 21, 2008, the Company issued a $500,000 related party convertible promissory note to a related party due October 21, 2009 with interest at 10% per annum due upon maturity. The note is convertible at any time prior to maturity, at the holder’s option, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.02617152 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At maturity, the note, including any accrued and unpaid interest, is automatically convertible at $0.02617152 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(unaudited)

NOTE D – PRIVATE PLACEMENT OF CONVERTIBLE NOTES (continued)

10% Secured Convertible Promissory Note dated October 21, 2008 (continued)

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $279,188 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the note. The debt discount attributed to the beneficial conversion feature is amortized over the note’s maturity period (one year) as interest expense.

In connection with the placement of the note the Company issued non-detachable warrants granting the holder the right to acquire 1,000,000 shares of the Company’s common stock at $0.50 per share. The warrants expire five years from the issuance. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $34,104 to additional paid in capital and a discount against the note. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 1.86%, a dividend yield of 0%, and volatility of 207.46%. The debt discount attributed to the value of the warrants issued is amortized over the note’s maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($279,188) and warrants ($34,104) to debt discount, aggregating $313,292, which will be amortized to interest expense over the term of the Notes. Amortization of $77,250 and $141,625 was recorded for the three and six month periods ended March 31, 2009.

10% Secured Convertible Promissory Note dated January 29, 2009

On January 29, 2009, the Company issued a $150,000 related party convertible promissory note to a related party due January 29, 2010 with interest at 10% per annum due upon maturity. The note is convertible at any time prior to maturity, at the holder’s option, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.033337264 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At maturity, the note, including any accrued and unpaid interest, is automatically convertible at $0.033337264 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $61,974 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the note. The debt discount attributed to the beneficial conversion feature is amortized over the note’s maturity period (one year) as interest expense.

In connection with the placement of the note the Company issued non-detachable warrants granting the holder the right to acquire 300,000 shares of the Company’s common stock at $0.50 per share. The warrants expire five years from the issuance. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF – 0027”), the Company recognized the value attributable to the warrants in the amount of $9,498 to additional paid in capital and a discount against the note. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 1.87%, a dividend yield of 0%, and volatility of 150.55%. The debt discount attributed to the value of the warrants issued is amortized over the note’s maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($61,974) and warrants ($9,498) to debt discount, aggregating $71,472, which will be amortized to interest expense over the term of the Notes. Amortization of $11,945 was recorded for the three and six month periods ended March 31, 2009.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(unaudited)

NOTE D – PRIVATE PLACEMENT OF CONVERTIBLE NOTES (continued)

10% Secured Convertible Promissory Note dated February 27, 2009

On February 27, 2009, the Company issued a $200,000 related party convertible promissory note to a related party due February 27,2010 with interest at 10% per annum due upon maturity. The note is convertible at any time prior to maturity, at the holder’s option, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.046892438 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At maturity, the note, including any accrued and unpaid interest, is automatically convertible at $0.046892438 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $55,905 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the note. The debt discount attributed to the beneficial conversion feature is amortized over the note’s maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($55,905) will be amortized to interest expense over the term of the Notes. Amortization of $4,901 was recorded for the three and six month periods ended March 31, 2009.

10% Secured Convertible Promissory Note dated March 30, 2009

On March 30, 2009, the Company issued a $250,000 related party convertible promissory note to a related party due March 30, 2010 with interest at 10% per annum due upon maturity. The note is convertible at any time prior to maturity, at the holder’s option, into shares of our common stock at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion or (ii) at $0.043239467 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At maturity, the note, including any accrued and unpaid interest, is automatically convertible at $0.043239467 per share. The Company has granted the noteholder a security interest in all the Company’s assets.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an embedded beneficial conversion feature present in the note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $96,905 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the note. The debt discount attributed to the beneficial conversion feature is amortized over the note’s maturity period (one year) as interest expense.

The Company recorded the intrinsic value of the embedded beneficial conversion feature ($96,905) will be amortized to interest expense over the term of the Notes. Amortization of $265 was recorded for the three and six month periods ended March 31, 2009.

NOTE E - RELATED PARTY TRANSACTIONS

The Company’s current and former officers and shareholders have advanced funds to the Company for travel related and working capital purposes. No formal repayment terms or arrangements existed. There were no advances due at March 31, 2009.

During the six months ended March 31, 2009, the Company’s Chief Executive Officer, or entities controlled by the Company’s Chief Executive Officer, had advanced funds to the Company in the amount of $1,100,000 in the form of convertible promissory notes for working capital purposes (see Note D).

During the three and six month period ended March 31, 2009, the Company had sales of $-0- and $5,000 (or 0% and 2.4% of total sales), respectively, to an entity whereby the Company’s Chief Executive Officer is the President.

During the three and six month period ended March 31, 2008, the Company had sales of $50,455 and $68,518 (or 24.3% and 20.7% of total sales), respectively, to an entity whereby the Company’s Chief Executive Officer is the President.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(unaudited)

NOTE F - CAPITAL STOCK

The Company is authorized to issue 410,000,000 shares of common stock, with a $0.001 par value per share as the result of a shareholder meeting conducted on May 16, 2007. Prior to the May 16, 2007 share increase, the Company was authorized to issue 250,000,000 shares of common stock with a $0.001 par value per share. In addition, the Company is authorized to issue 10,000,000 shares of preferred stock with a $0.001 par value per share.

Preferred and Common Stock Transactions During the Six Months Ended March 31, 2009:

During the six months ended March 31, 2009, the Company issued 42,049,975 shares of common stock in exchange for convertible notes and accrued interest.

In January 2009, the Company issued 10,000,000 shares of common stock for consulting services. The Company valued the shares issued at approximately $0.04 per share, which represents the fair value of the shares at the date of issuance.

In February 2009, the Company issued 101,568 shares of common stock in pursuant to a settlement agreement. The Company valued the shares issued at approximately $0.06 per share or $6,094, which represents the fair value of the shares at the date of issuance.

In March 2009, the Company issued 3,000,000 shares of common stock in settlement of litigation. The Company valued the shares issued at approximately $0.06 per share or $180,000, which represents the fair value of the shares at the date of issuance.

NOTE G - STOCK OPTIONS AND WARRANTS

Warrants

The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company’s common stock issued to non-employees of the Company. These warrants were granted in lieu of cash compensation for services performed or financing expenses in connection with the sale of the Company’s common stock.

Exercise Prices	Number Outstanding	Warrants Outstanding Remaining Contractual Life (Years)	Weighted Average Exercise Price	Weighted Average Exercisable	Exercisable Weighted Average Exercise Price
$0.06	2,000,000	4.89	$0.06	2,000,000	$0.06
$0.07	200,000	0.96	$0.07	200,000	$0.07
$0.09	16,400,000	2.42	$0.09	16,400,000	$0.09
$0.10	1,605,464	3.75	$0.10	1,605,464	$0.10
$0.50	27,150,000	2.61	$0.50	24,850,000	$0.50
$0.60	6,623,500.46		$0.60	6,623,500	$0.60
$0.75	14,797,000	0.85	$0.75	14,797,000	$0.75
	68,775,964			66,475,964

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(unaudited)

NOTE G - STOCK OPTIONS AND WARRANTS (continued)

Warrants (continued)

Transactions involving warrants are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Balance, September 30, 2007	82,434,464	$0.43
Granted	7,200,000	0.50
Exercised	(2,500,000)	(0.09)
Canceled or expired	(23,153,500)	(0.41)
Outstanding at September 30, 2008	63,980,964	$0.46
Granted	5,000,000	0.20
Exercised	—	—
Canceled or expired	(205,000)	(0.69)
Balance, March 31, 2009	68,775,964	$0.44

During the six month period ended March 31, 2009, the Company issued an aggregate of 1,300,000 warrants in conjunction with convertible debt (see Note D).

On February 20, 2009, the Company issued warrants to purchase 2,000,000 shares of its common stock at $0.06 per share for four years in consideration for services. The fair value of $121,303 was charged to current period operations. The fair value of the warrants were determined using the Black-Scholes Option Pricing method based on the following assumptions: Dividend yield: -0-%; volatility: 203.14%; risk free rate: 1.81%, expected term: 4 years.

On March 16, 2009, the Company issued warrants to purchase 200,000 shares of its common stock at $0.07 per share for three years in consideration for services. The fair value of $6,464 was charged to current period operations. The fair value of the warrants were determined using the Black-Scholes Option Pricing method based on the following assumptions: Dividend yield: -0-%; volatility: 170.72%; risk free rate: 0.69%, expected term: 3 year.

On March 27, 2009, the Company issued a warrant to purchase 1,500,000 shares of its common stock at $0.10 per share for four years in settlement of litigation. The fair value of $90,098 was charged to current period operations. The fair value of the warrants were determined using the Black-Scholes Option Pricing method based on the following assumptions: Dividend yield: -0-%; volatility: 207.01%; risk free rate: 1.79%, expected term: 4 years

Employee Stock Options

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company’s common stock issued to employees of the Company under a non-qualified employee stock option plan:

Options Outstanding			Options Exercisable

Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.68	3,660,000	0.50	$0.68	3,660,000	$0.68
0.07	1,000,000	4.90	0.07	—	0.07
0.09	2,000,000	2.42	0.09	2,000,000	0.09
0.11	37,670,000	4.22	0.11	9,417,500	0.11

	44,330,000	$0.16		15,077,500	$0.28

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(unaudited)

NOTE G - STOCK OPTIONS AND WARRANTS (continued)

Employee Stock Options (continued)

Transactions involving stock options issued to employees are summarized as follows:

	Number of Shares	Weighted Average Exercise Price Per Share

Outstanding at October 1, 2007	5,660,000	$0.47
Granted	—	—
Exercised	—	—
Cancelled or expired	—	—
Outstanding at September 30, 2008	5,660,000	$0.47
Granted	38,670,000	0.11
Exercised	—	—
Canceled or expired	—	—
Outstanding at March 31, 2009	44,330,000	$0.16

Amendment to the 2005 Incentive Stock Plan and Recent Equity Award Grants

On June 17, 2008, the Board of Directors adopted an amendment to the 2005 Incentive Stock Plan that will increase the total number of shares of common stock issuable pursuant to the 2005 Incentive Stock Plan from a total of 20,000,000 shares to a total of 100,000,000 shares, subsequently approved by the stockholders at the 2008 annual meeting of stockholders in December 2008. In connection with the share increase amendment, the Board of Directors granted options to purchase a total of 37,670,000 shares to certain key employees and non-employee directors under the 2005 Incentive Stock Plan, including 17,000,000, 5,000,000 and 7,000,000 to James A. Hayward, Kurt H. Jensen and Ming-Hwa Liang, respectively, and 500,000 to each of Yacov Shamash and Sanford R. Simon. The options granted to our key employees and non-employee directors vested with respect to 25% of the underlying shares on the date of grant and the remaining will vest ratably each anniversary thereafter until fully vested on the third anniversary of the date of grant. The fair value was determined using the Black Scholes Option Pricing Model, with the following assumptions utilized: Dividend yield: -0-%, volatility: 208.48%; risk free rate: 3.66%; expected life: 5 years.

On February 27, 2009, the Company granted 1,000,000 options to purchase its common stock at $0.07 over five years with vesting at 25% per year beginning at the first anniversary. The fair value, determined using the Black Scholes Option Pricing Model with the following assumptions utilized: Dividend yield: -0-%, volatility: 205.19%; risk free rate: 1.84%; expected life: 5 years.

The Company recorded $297,871 and $2,148,118 as stock compensation expense for the three and six month period ended March 31, 2009 for the vesting portion of all employee options outstanding.

NOTE H- COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company leases office space under an operating lease in Stony Brook, New York for its corporate use from an entity controlled by a significant former shareholder, expiring in October 2009. In November 2005, the Company vacated the Los Angeles facility to relocated to the new Stony Brook New York address.

Total lease rental expense for the three and six month periods ended on March 31, 2009 was $21,366 and $40,004, respectively.

Total lease rental expense for the three and six month periods ended on March 31, 2008 was $19,338 and $37,421, respectively.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(unaudited)

NOTE H- COMMITMENTS AND CONTINGENCIES (continued)

Employment and Consulting Agreements

The Company has consulting agreements with outside contractors, certain of whom are also Company stockholders. The Agreements are generally month to month.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as described below, we are currently not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

Intervex, Inc. v. Applied DNA Sciences, Inc. (Supreme Court of the State of New York Index No.08-601219):

Intervex, Inc., or Intervex, the plaintiff, filed a complaint on or about April 23, 2008 related to a claim for breach of contract. In March 2005, we entered into a consulting agreement with Intervex, which provided for, among other things, a payment of $6,000 per month for a period of 24 months, or an aggregate of $144,000. In addition, the consulting agreement provided for the issuance by us to Intervex of a five-year warrant to purchase 250,000 shares of our common stock with an exercise price of $.75. Intervex asserts that we owe them 17 payments of $6,000, or an aggregate of $102,000, plus accrued interest thereon, and a warrant to purchase 250,000 shares of our common stock. We have counterclaimed for compensatory and punitive damages, restitution, attorneys’ fees and costs, interest and other relief the court deems proper. This matter is in the early stages of discovery. We intend to vigorously defend against the claims asserted against us.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(unaudited)

NOTE H- COMMITMENTS AND CONTINGENCIES (continued)

Matters Voluntarily Reported to the SEC and Securities Act Violations

We previously disclosed that we investigated the circumstances surrounding certain issuances of 8,550,000 shares to employees and consultants in July 2005, and engaged outside counsel to conduct this investigation. We have voluntarily reported our current findings from the investigation to the SEC, and we have agreed to provide the SEC with further information arising from the investigation. We believe that the issuance of 8,000,000 shares to employees in July 2005 was effectuated by both our former President and our former Chief Financial Officer/Chief Operating Officer without approval of the Board of Directors. These former officers received a total of 3,000,000 of these shares. In addition, it appears that the 8,000,000 shares issued in July 2005, as well as an additional 550,000 shares issued to employees and consultants in March, May and August 2005, were improperly issued without a restrictive legend stating that the shares could not be resold legally except in compliance with the Securities Act of 1933, as amended. The members of our management who effectuated the stock issuances that are being examined in the investigation no longer work for us. In the event that any of the exemptions from registration with respect to the issuance of the Company’s common stock under federal and applicable state securities laws were not available, the Company may be subject to claims by federal and state regulators for any such violations. In addition, if any purchaser of the Company’s common stock were to prevail in a suit resulting from a violation of federal or applicable state securities laws, the Company could be liable to return the amount paid for such securities with interest thereon, less the amount of any income received thereon, upon tender of such securities, or for damages if the purchaser no longer owns the securities. As of the date of these financial statements, the Company is not aware of any alleged specific violation or the likelihood of any claim. There can be no assurance that litigation asserting such claims will not be initiated, or that the Company would prevail in any such litigation.

The Company is unable to predict the extent of its ultimate liability with respect to any and all future securities matters. The costs and other effects of any future litigation, government investigations, legal and administrative cases and proceedings, settlements, judgments and investigations, claims and changes in this matter could have a material adverse effect on the Company’s financial condition and operating results.

APPLIED DNA SCIENCES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2009
(unaudited)

NOTE I - GOING CONCERN

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying unaudited condensed consolidated financial statements during the six month period ended March 31, 2009, the Company incurred a net loss from operations of $4,606,651. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company’s existence is dependent upon management’s ability to develop profitable operations. Management is devoting substantially all of its efforts to developing DNA embedded biotechnology security solutions in the United States and Europe and there can be no assurance that the Company’s efforts will be successful and no assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In order to improve the Company’s liquidity, the Company’s management is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

NOTE J – SUBSEQUENT EVENTS

On April 14, 2009, the Company issued and sold an aggregate of $300,000 principal amount secured promissory notes bearing interest at a rate of 10% per annum to “accredited investors,” as defined in regulations promulgated under the Securities Act of 1933, as amended. The promissory notes and accrued but unpaid interest thereon shall automatically convert into shares of our common stock on April 14, 2010 at a conversion price of $0.070756456 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, and are convertible into shares of our common stock at the option of the noteholders at any time prior to such automatic conversion at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion and (ii) the automatic conversion price. In addition, any time prior to conversion, we have the irrevocable right to repay the unpaid principal and accrued but unpaid interest under the promissory notes on three days written notice (during which period the holders can elect to convert the promissory notes). The promissory notes bear interest at the rate of 10% per annum and are due and payable in full on April 14, 2010. Until the principal and accrued but unpaid interest under the promissory notes are paid in full, or converted into shares of our common stock, the promissory notes will be secured by a security interest in all of our assets.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), for the private placement of the promissory notes pursuant to Section 4(2) of the Securities Act because each of the promissory notes was made in a sale by the issuer not involving a public offering.

Arjent Services LLC, a registered broker dealer firm (the “Placement Agent”), acted as the Company’s placement agent. In connection with the sale of the sale of promissory notes described above, the Company paid the Placement Agent commissions and discounts aggregating $45,000. In addition, in connection with an engagement agreement dated February 20, 2009, pursuant to which the Placement Agent agreed to act as our placement agent to assist us in raising up to one and a half million dollars ($1,500,000) through the issuance of convertible promissory notes in a private placement transaction, the Company had issued on February 20, 2009 to an affiliate of the Placement Agent a warrant to purchase two million (2,000,000) shares of the Company’s common stock at an exercise price equal to the closing price of our common stock on the date of the engagement agreement, or $0.06, exercisable for a four year period commencing on February 20, 2010. There can be no assurances that the Placement Agent will be successful in raising additional capital.

On May 7, 2009, the Company issued 1,377,599 shares of common stock upon the automatic conversion of a secured convertible promissory note.

Item 2. - Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with our Consolidated Financial Statements and Notes thereto, included elsewhere within this report. This quarterly report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements using terminology such as “can”, “may”, “believe”, “designated to”, “will”, “expect”, “plan”, “anticipate”, “estimate”, “potential” or “continue”, or the negative thereof or other comparable terminology regarding beliefs, plans, expectations or intentions regarding the future. You should read statements that contain these words carefully because they:

●	discuss our future expectations;
●	contain projections of our future results of operations or of our financial condition; and
●	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, forward looking statements involve risks and uncertainties and our actual results and the timing of certain events could differ materially from those discussed in forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this report. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to us as of the date thereof, and we assume no obligations to update any forward-looking statement or risk factor, unless we are required to do so by law.

Introduction

We use the DNA of plants and innovative technologies to provide anti-counterfeiting and product authentication solutions and to manufacture ingredients for personal care products and textiles. SigNature® DNA and BioMaterial™ Genotyping, our principal anti-counterfeiting and product authentication solutions, allow users to accurately and effectively protect branded products, artwork and collectibles, fine wine, digital media, financial instruments, identity cards and other official documents. Our BioActive™ Ingredients, which are being used by our customers in personal care products, such as skin care products, and in textiles, such as intimate apparel, are custom-manufactured to address a customer’s specific need.

SigNature DNA. We use the DNA of plants to manufacture highly customized and encrypted botanical DNA markers, or SigNature DNA Markers, which we believe are virtually impossible to replicate. We have embedded SigNature DNA Markers into a range of our customers’ products, including various inks, thermal ribbon, thread, varnishes and adhesives. These items can then be tested for the presence of SigNature DNA Markers through an instant field detection or a forensic level authentication. Our SigNature DNA solution provides a secure, accurate and cost-effective means for users to incorporate our SigNature DNA Markers in, and then quickly and reliably authenticate and identify, a broad range of items such as branded products, artwork and collectibles, cash-in-transit, fine wine, digital media, financial instruments, identity cards and other official documents. Having the ability to reliably authenticate and identify counterfeit versions of such items enables companies and governments to detect, deter, interdict and prosecute counterfeiting enterprises and individuals.

BioMaterial GenoTyping. Our BioMaterial GenoTyping solution refers to the development of genetic assays to distinguish between varieties or strains of biomaterials, such as cotton, wool, tobacco, fermented beverages, natural drugs and foods, that contain their own source DNA. We have developed two proprietary genetic tests (FiberTyping™ and PimaTyping™) to track American Pima cotton from the field to finished garments. These genetic assays provide the cotton industry with the first authentication tools that can be applied throughout the U.S. and worldwide cotton industry from cotton growers, mills, wholesalers, distributors, manufacturers and retailers through trade groups and government agencies.

BioActive Ingredients. Our BioActive Ingredients program began in 2007, based on the biofermentation expertise developed from our experience with the manufacture of DNA for our SigNature DNA and BioMaterial Genotyping solutions. We initially targeted potential customers in the personal care products, industry, and we developed DermalRx Hydroseal, which has been incorporated into the fabric of a new line of intimate apparel currently being test marketed by a global marketer of intimate apparel. In addition, we developed DermalRx SRC, Skin Resurfacing Complex, an ingredient designed to promote smoother more radiant skin by stimulating the skin’s own exfoliation process.

Plan of Operations

General

We expect to generate revenues principally from sales of our SigNature Program, BioMaterial Genotyping and BioActive Ingredients. We are currently attempting to develop business in the following target markets: art and collectibles, cash-in-transit, fine wine, consumer products, digital recording media, pharmaceuticals, and homeland security driven programs. We intend to pursue both domestic and international sales opportunities in each of these vertical markets.

We believe that our existing capital resources will enable us to fund our operations until approximately July 2009. We believe we may be required to seek additional capital to sustain or expand our prototype and sample manufacturing, and sales and marketing activities, and to otherwise continue our business operations beyond that date. We have no commitments for any future funding, and may not be able to obtain additional financing or grants on terms acceptable to us, if at all, in the future. If we are unable to obtain additional capital this would restrict our ability to grow and may require us to curtail or discontinue our business operations. Additionally, while a reduction in our business operations may prolong our ability to operate, that reduction would harm our ability to implement our business strategy. If we can obtain any equity financing, it may involve substantial dilution to our then existing stockholders.

Product Research and Development

We anticipate spending approximately $50,000 for product research and development activities during the next 12 months.

Acquisition of Plant and Equipment and Other Assets

We do not anticipate the sale of any material property, plant or equipment during the next 12 months. We do anticipate spending approximately $30,000 on the acquisition of leasehold improvements during the next 12 months. We believe our current leased space is adequate to manage our growth, if any, over the next 2 to 3 years.

Number of Employees

We currently have 13 full-time employees and two part-time employees, including two in management, nine in operations, three in sales and marketing and one in investor relations. The company expects to increase its staffing dedicated to sales, product prototyping, manufacturing of DNA markers and forensic authentication services. Expenses related to travel, marketing, salaries, and general overhead will be increased as necessary to support our growth in revenue. In order for us to attract and retain quality personnel, we anticipate we will have to offer competitive salaries to future employees. We anticipate that it may become desirable to add additional full and or part-time employees to discharge certain critical functions during the next 12 months. This projected increase in personnel is dependent upon our ability to generate revenues and obtain sources of financing. There is no guarantee that we will be successful in raising the funds required or generating revenues sufficient to fund the projected increase in the number of employees. As we continue to expand, we will incur additional costs for personnel.

Critical Accounting Policies

Financial Reporting Release No. 60, published by the SEC, recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates.

We believe that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

The accounting policies identified as critical are as follows:

●	Equity issued with registration rights;
●	Revenue recognition;
●	Allowance for doubtful accounts;
●	Fair value of intangible assets; and
●	Use of estimates.

Equity Issued with Registration Rights

In connection with placement of our convertible notes and warrants to certain investors during the fiscal quarters ended December 31, 2003, December 31, 2004, March 31, 2005, March 31, 2006 and June 30, 2006, we granted certain registration rights that provide for liquidated damages in the event of failure to timely perform under the agreements. Although these notes and warrants do not provide for net-cash settlement, the existence of liquidated damages provides for a defacto net-cash settlement option. Therefore, the common stock underlying the notes and warrants subject to such liquidated damages does not meet the tests required for shareholders’ equity classification in the past, and accordingly had been reflected between liabilities and equity in our previous consolidated balance sheet.

In September 2007, we exchanged our common stock for the remaining Secured Convertible Promissory Note that contained embedded derivatives such as certain conversion features, variable interest features, call options and default provisions.

We had an accumulative accrual of $12,023,888 in liquidating damages in relationship to the previously outstanding convertible promissory notes and related warrants. During the three months ended March 31, 2009, we determined that it was not probable that we would be obligated to pay these damages and accordingly adjusted the accrual to other income.

Revenue Recognition

Revenues are derived from research, development, qualification and production testing for certain commercial products.

Revenue from fixed price testing contracts is generally recorded upon completion of the contracts, which are generally short-term, or upon completion of identifiable contractual tasks. At the time the Company enters into a contract that includes multiple tasks, the Company estimates the amount of actual labor and other costs that will be required to complete each task based on historical experience. Revenues are recognized which provide for a profit margin relative to the testing performed. Revenue relative to each task and from contracts which are time and materials based is recorded as effort is expended. Billings in excess of amounts earned are deferred. Any anticipated losses on contracts are charged to income when identified. To the extent management does not accurately forecast the level of effort required to complete a contract, or individual tasks within a contract, and the Company is unable to negotiate additional billings with a customer for cost over-runs, the Company may incur losses on individual contracts. All selling, general and administrative costs are treated as period costs and expensed as incurred.

For revenue from product sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB104”), and Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB101”). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

SAB 104 incorporates Emerging Issues Task Force 00-21 (“EITF 00-21”), Multiple Deliverable Revenue Arrangements. EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing EITF 00-21 on the Company’s financial position and results of operations was not significant.

Allowance for Uncollectible Receivables

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The Company uses a combination of write-off history, aging analysis and any specific known troubled accounts in determining the allowance. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances could be required.

Fair Value of Intangible Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS No. 144). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period.

The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Comparison of Results of Operations for the Three Months Ended March 31, 2009 and 2008

Revenues

For the three months ended March 31, 2009, we generated $64,670 in revenues from operations, principally from the sales of BioActive Ingredients, and our cost of sales for the three months ended March 31, 2009 was $8,594, netting us a gross profit of $56,076. For the three months ended March 31, 2008, we generated $207,737 in revenues from operations and our cost of sales for the three months ended March 31, 2008 was $46,114, netting us a gross profit of $161,623.  The decrease in gross revenue of $97,990, or 62%, was primarily attributable to a slowdown in the economy.

Costs and Expenses

Selling, General and Administrative

Selling, general and administrative expenses increased from $715,783 for the three months ended March 31, 2008 to $1,683,534 for the three months ended March 31, 2009. The increase of $967,751, or 135.2%, is primarily attributable to the fair value of vested options granted to officers and employees, warrants and common stock issued in settlement of litigation and as compensation for services.

Research and Development

Research and development expenses decreased from $55,900 for the three months ended March 31, 2008 to $40,860 for the three months ended March 31, 2009. The decrease of $15,040 is attributed to less research and development activity related to the recent development and feasibility study agreements.

Depreciation and Amortization

In the three months ended March 31, 2009, depreciation and amortization decreased by $1,599 from $107,244 to $105,645 for the three months ended March 31, 2008. The decrease is attributable to the reduced depreciation/additions to our property and equipment.

Total Operating Expenses

Total operating expenses increased to $1,830,039 for the three months ended March 31, 2009 from $878,927 for the three months ended March 31, 2008, or an increase of $951,112, primarily attributable to equity based payments in the three months ended March 31, 2009 as compared to the same period last year.

Other Income/Loss

During the three months ended March 31, 2009, we determined that future payments of liquidated damages on previously issued notes were not probable, therefore we adjusted our accrual from $12,023,888 to $-0- resulting in a gain of $12,023,888.

Interest Expenses

Interest expense for the three months ended March 31, 2009 decreased by $396,161 to $212,222 from $608,383 in the same period of 2008. The decrease in interest expense was due to the conversion into common stock in 2009 of the convertible notes issued in connection with financings completed in 2008.

Net income (loss)

Net income for the three months ended March 31, 2009 was $10,037,703 as compared to a net loss of $1,325,687 in the prior period primarily attributable to our other income adjustment described above, net with our increase in operating expenses.

Comparison of Results of Operations for the Six Months Ended March 31, 2009 and 2008

Revenues

For the six months ended March 31, 2009, we generated $211,245 in revenues from operations, principally from the sales of BioActive Ingredients, and our cost of sales for the six months ended March 31, 2009 was $52,335, netting us a gross profit of $158,910. For the six months ended March 31, 2008, we generated $330,904 in revenues from operations and our cost of sales for the six months ended March 31, 2008 was $74,004, netting us a gross profit of $256,900. The decrease in gross revenue of $96,953, or 40%, was primarily attributable to a slowdown in the economy.

Costs and Expenses

Selling, General and Administrative

Selling, general and administrative expenses increased from $2,414,052 for the six months ended March 31, 2008 to $4,447,545 for the six months ended March 31, 2009. The increase of $2,033,493, or 84%, is primarily attributable to the fair value of vested options granted to officers and employees, warrants and common stock issued in settlement of litigation and as compensation for services.

Research and Development

Research and development expenses increased from $92,226 for the six months ended March 31, 2008 to $103,389 for the six months ended March 31, 2009. The increase of $11,163 is attributed to more research and development activity related to the recent development and feasibility study agreements.

Depreciation and Amortization

In the six months ended March 31, 2009, depreciation and amortization decreased by $421 from $215,048 to $214,627 for the six months ended March 31, 2009. The decrease is attributable to the reduced depreciation/additions to our property and equipment.

Total Operating Expenses

Total operating expenses increased to $4,765,561 for the six months ended March 31, 2009 from $2,721,326 for the six months ended March 31, 2008, or an increase of $2,044,235, primarily attributable to equity based payments in the six months ended March 31, 2009 as compared to the same period last year.

Other Income/Loss

During the six months ended March 31, 2009, we determined that future payments of liquidated damages on previously issued notes were not probable, therefore we adjusted our accrual from $12,023,888 to $-0- resulting in a gain of $12,023,888.

Interest Expenses

Interest expense for the six months ended March 31, 2009 decreased by $298,954 to $695,051 from $994,005 in the same period of 2008. The decrease in interest expense was due to the conversion into common stock in 2009 of the convertible notes issued in connection with financings completed in 2008.

Net income (loss)

Net income for the six months ended March 31, 2009 was $6,721,689 as compared to a net loss of $3,458,431 in the prior period primarily attributable to our other income adjustment described above, net with our increase in operating expenses.

Liquidity and Capital Resources

Our liquidity needs consist of our working capital requirements, indebtedness payments and research and development expenditure funding. Historically, we have financed our operations through the sale of equity and convertible debt as well as borrowings from various credit sources.

Our registered independent certified public accountants have stated in their report dated December 15, 2008, that we have incurred operating losses in the last two years, and that we are dependent upon management’s ability to develop profitable operations and raise additional capital. These factors among others may raise substantial doubt about our ability to continue as a going concern.

As of March 31, 2009, we had a working capital deficit of $1,430,685. For the six-month period ended March 31, 2009, we generated a net cash flow deficit from operating activities of $1,222,111. Net cash flow deficit from operations consist primarily of year to date income of $6,721,689, net, with a non cash accrual reduction (see other income above) of $12,023,888. Other non-cash adjustments included $918,579 in depreciation and amortization charges and $2,552,077 for equity based payments and compensation. Additionally, we had a net decrease in current assets of $158,284 and a net increase in current liabilities of $451,148. Cash used in investing activities totaled $150,000, primarily provided by an increase in cash held in escrow. Cash provided by financing activities for the six-month period ended March 31, 2009 totaled $1,250,000 consisting of proceeds from issuance of convertible debt.

Without the other income adjustment, we would have incurred a net loss of $5,302,199 in the six months ended March 31, 2009.

We expect capital expenditures to be less than $50,000 in fiscal 2009. Our primary investments will be in laboratory equipment to support prototyping and our authentication services.

Exploitation of potential revenue sources will be financed primarily through the sale of securities and convertible debt, issuance of notes payable and other debt or a combination thereof, depending upon the transaction size, market conditions and other factors.

While we have raised capital to meet our working capital and financing needs in the past, additional financing is required within the next three months in order to meet our current and projected cash flow deficits from operations and development. We have sufficient funds to conduct our operations until approximately July 2009. Form time to time, and as needed to meet accounts payable and other obligations, James A. Hayward, our Chairman, President and Chief Executive Officer, has invested in convertible promissory notes of the Company and warrants to purchase our common stock on terms similar to those offered to accredited investors at the time of his investment. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

By adjusting our operations and development to the level of capitalization, we believe we have sufficient capital resources to meet projected cash flow deficits. However, if during that period or thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

We presently do not have any available credit, bank financing or other external sources of liquidity. Due to our brief history and historical operating losses, our operations have not been a source of liquidity. We will need to obtain additional capital in order to expand operations and become profitable. We intend to pursue the building of a re-seller network outside the United States, and if successful, the re-seller agreements would constitute a source of liquidity and capital over time. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. There can be no assurance that we will be successful in obtaining additional funding and execution of re-seller agreements outside the Unites States.

We believe we may be required to seek additional capital to sustain or expand our prototype and sample manufacturing, and sales and marketing activities, and to otherwise continue our business operations beyond that date. We have no commitments for any future funding, and may not be able to obtain additional financing or grants on terms acceptable to us, if at all, in the future. If we are unable to obtain additional capital this would restrict our ability to grow and may require us to curtail or discontinue our business operations. Additionally, while a reduction in our business operations may prolong our ability to operate, that reduction would harm our ability to implement our business strategy. If we can obtain any equity financing, it may involve substantial dilution to our then existing stockholders.

Additional investments are being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and the downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

Substantially all of the real property used in our business is leased under operating lease agreements.

Recent Debt and Equity Financing Transactions

Fiscal 2008

During the year ended September 30, 2008, we sold an aggregate of thirty-six units at a price of $100,000 per unit for sale to “accredited investors,” as defined in regulations promulgated under the Securities Act, for aggregate gross proceeds of $3,600,000. Each unit consists of (i) a $100,000 Principal Amount 10% Secured Convertible Promissory Note and (ii) a warrant to purchase 200,000 shares of our common stock. The promissory notes and accrued but unpaid interest thereon automatically convert one year after issuance at a conversion price equal to a discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, and are convertible into shares of our common stock at the option of the holder at any time prior to such automatic conversion at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion and (ii) the automatic conversion price. In addition, any time prior to conversion, we have the irrevocable right to repay the unpaid principal and accrued but unpaid interest under the notes on three days notice. The promissory notes bear interest at the rate of 10% per annum and are due and payable in full on the one year anniversary of their issuance. The warrants are exercisable for cash or on a cashless basis for a period of four years commencing one year after issuance at a price of $0.50 per share. Each warrant may be redeemed at our option at a redemption price of $0.01 upon the earlier of (i) three years after the issuance, and (ii) the date our common stock has traded on The Over the Counter Bulletin Board at or above $1.00 per share for 20 consecutive trading days.

Fiscal 2009

On October 21, 2008, we issued and sold to James A. Hayward, our Chairman, President and Chief Executive Officer, a $500,000 principal amount secured promissory note (“October Note”) bearing interest at a rate of 10% per annum and a warrant (“October Warrant”) to purchase 1,000,000 shares of our common stock. The October Note and accrued but unpaid interest thereon is convertible into shares of our common stock at a price of $0.50 per share by the holder at any time from October 21, 2008, through October 20, 2009, and shall automatically convert on October 21, 2009 at a conversion price of $0.026171520 per share, which is equal to a 30% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance. At any time prior to conversion, we have the right to prepay the October Note and accrued but unpaid interest thereon upon 3 days prior written notice (during which period the holder can elect to convert the note). The October Warrant is exercisable for a four-year period commencing on October 21, 2009, and expiring on October 20, 2013, at a price of $0.50 per share. The October Warrant may be redeemed at our option at a redemption price of $0.01 upon the earlier of (i) October 20, 2011, and (ii) the date our common stock has traded on The Over the Counter Bulletin Board at or above $1.00 per share for 20 consecutive trading days.

On January 29, 2009, we issued and sold to James A. Hayward, our Chairman, President and Chief Executive Officer, a $150,000 principal amount secured promissory note (“January Note”) bearing interest at a rate of 10% per annum and a warrant (“January Warrant”) to purchase 300,000 shares of our common stock. The January Note and accrued but unpaid interest thereon shall automatically convert on January 29, 2010 at a conversion price of $0.033337264 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, and are convertible into shares of our common stock at the option of the noteholder at any time prior to such automatic conversion at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion and (ii) the automatic conversion price. In addition, any time prior to conversion, we have the irrevocable right to repay the unpaid principal and accrued but unpaid interest under the January Note on three days written notice (during which period the holder can elect to convert the note). The January Note bears interest at the rate of 10% per annum and is due and payable in full on January 29, 2010. Until the principal and accrued but unpaid interest under the January Note are paid in full, or converted into our common stock, the January Note will be secured by a security interest in all of our assets. The January Warrant is exercisable for a four-year period commencing on January 29, 2010, and expiring on January 28, 2014, at a price of $0.50 per share. The January Warrant may be redeemed at our option at a redemption price of $0.01 upon the earlier of (i) January 29, 2012, and (ii) the date our common stock has been quoted on The Over the Counter Bulletin Board at or above $1.00 per share for 20 consecutive trading days.

On February 27, 2009, we issued and sold a $200,000 principal amount secured promissory note (“February Note”) bearing interest at a rate of 10% per annum to James A. Hayward, our Chairman, President and Chief Executive Officer. The February Note and accrued but unpaid interest thereon shall automatically convert into shares of our common stock on February 27, 2010 at a conversion price of $0.046892438 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, and is convertible into shares of our common stock at the option of the noteholder at any time prior to such automatic conversion at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion and (ii) the automatic conversion price. In addition, any time prior to conversion, we have the irrevocable right to repay the unpaid principal and accrued but unpaid interest under the February Note on three days written notice (during which period the holder can elect to convert the February Note). The February Note bears interest at the rate of 10% per annum and is due and payable in full on February 27, 2010. Until the principal and accrued but unpaid interest under the February Note are paid in full, or converted into shares of our common stock, the February Note will be secured by a security interest in all of our assets.

On March 30, 2009, we issued and sold a $250,000 principal amount secured promissory note (“March Note”) bearing interest at a rate of 10% per annum to James A. Hayward, our Chairman, President and Chief Executive Officer. The March Note and accrued but unpaid interest thereon shall automatically convert into shares of our common stock on March 30, 2010 at a conversion price of $0.043239467 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, and is convertible into shares of our common stock at the option of the noteholder at any time prior to such automatic conversion at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion and (ii) the automatic conversion price. In addition, any time prior to conversion, we have the irrevocable right to repay the unpaid principal and accrued but unpaid interest under the March Note on three days written notice (during which period the holder can elect to convert the March Note). The March Note bears interest at the rate of 10% per annum and is due and payable in full on March 30, 2010. Until the principal and accrued but unpaid interest under the March Note are paid in full, or converted into shares of our common stock, the March Note will be secured by a security interest in all of our assets.

On April 14, 2009, we issued and sold an aggregate of $300,000 principal amount secured promissory notes (“April Notes”) bearing interest at a rate of 10% per annum to certain accredited investors. The April Notes and accrued but unpaid interest thereon shall automatically convert into shares of our common stock on April 14, 2010 at a conversion price of $0.070756456 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, and is convertible into shares of our common stock at the option of the noteholders at any time prior to such automatic conversion at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion and (ii) the automatic conversion price. In addition, any time prior to conversion, we have the irrevocable right to repay the unpaid principal and accrued but unpaid interest under the April Notes on three days written notice (during which period the holders can elect to convert the April Notes). The April Notes bear interest at the rate of 10% per annum and are due and payable in full on April 14, 2010. Until the principal and accrued but unpaid interest under the April Notes are paid in full, or converted into shares of our common stock, the April Notes will be secured by a security interest in all of our assets.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Inflation

The effect of inflation on our revenue and operating results was not significant.

Going Concern

The financial statements included in this filing have been prepared in conformity with generally accepted accounting principles that contemplate our continuance as a going concern. Our registered independent certified public accountants have stated in their report dated December 15, 2008, that we have incurred operating losses in the last two years, and that we are dependent upon management’s ability to develop profitable operations and raise additional capital. These factors among others may raise substantial doubt about our ability to continue as a going concern. Our cash position may be inadequate to pay all of the costs associated with the testing, production and marketing of our products. Management intends to use borrowings and the sale of equity or convertible debt to mitigate the effects of its cash position, however no assurance can be given that debt or equity financing, if and when required will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should we be unable to continue existence.

Item 3. - Quantitative and Qualitative Disclosures About Market Risk.

The Company is a smaller reporting company as defined by Rule 12b-2 under the Exchange Act and is not required to provide the information required under this item.

Item 4T. - Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this Quarterly Report on Form 10-Q, we conducted an evaluation, under the supervision and with the participation of our management, including our principal executive and principal financial officers, of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). ). Based on the evaluation of these disclosure controls and procedures, and in light of the material weaknesses previously found in our internal controls, the Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective.

Changes in Internal Control over Financial Reporting

During the fiscal quarter ended March 31, 2009, there were no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Part II - Other Information

Item 1 - Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as described below, we are currently not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

Intervex, Inc. v. Applied DNA Sciences, Inc. (Supreme Court of the State of New York Index No.08-601219):

Intervex, Inc., or Intervex, the plaintiff, filed a complaint on or about April 23, 2008 related to a claim for breach of contract. In March 2005, we entered into a consulting agreement with Intervex, which provided for, among other things, a payment of $6,000 per month for a period of 24 months, or an aggregate of $144,000. In addition, the consulting agreement provided for the issuance by us to Intervex of a five-year warrant to purchase 250,000 shares of our common stock with an exercise price of $.75. Intervex asserts that we owe it 17 payments of $6,000, or an aggregate of $102,000, plus accrued interest thereon, and a warrant to purchase 250,000 shares of our common stock. We have counterclaimed for compensatory and punitive damages, restitution, attorneys’ fees and costs, interest and other relief the court deems proper. This matter is in the early stages of discovery. We intend to vigorously defend against the claims asserted against us.

Terminated Litigation

On March 27, 2009, we entered into a settlement agreement and mutual general release with Mr. Douglas Falkner, one of our former employees and consultants, to settle a lawsuit in California for alleged breach of contract under his employment and consulting agreements and wrongful discharge in violation of public policy and a lawsuit in North Carolina for a worker’s compensation claim. In exchange for the dismissal of all claims against us, we agreed to issue to Mr. Falkner 3,000,000 restricted shares of our common stock and a warrant to purchase 1,500,000 shares of our common stock with an exercise price of $.10 exercisable for a period of four years beginning on the first anniversary of issuance. As of the date of the settlement agreement, the closing sales price for our common stock on the OTC Bulletin Board was $0.06 per share. We filed a registration statement on Form S-1 (File No. 333-158796) to register the shares of common stock issued to Mr. Fakner, which was declared effective by the SEC on May 12, 2009.

Item 1A - Risk Factors

There are many risks and uncertainties that can affect our future business, financial performance or share price. In addition to the other information set forth in this report, you should carefully consider the factors discussed in Part I, ''Item 1A. Risk Factors’’ in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008. Below are new or updated risk factors from those appearing in our Annual Report on Form 10-K. In addition to the other information set forth in this report, you should carefully consider the following factors, which could materially affect our business, financial condition or future results. The risks described below are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.

Risks Relating To Our Business:

We have a history of losses which may continue, and which may harm our ability to obtain financing and continue our operations.

We incurred net losses of $6.8 million for the year ended September 30, 2008 and $4.6 million from operations for the six-month period ended March 31, 2009. These net losses have principally been the result of the various costs associated with our selling, general and administrative expenses as we commenced operations, acquired, developed and validated technologies, began marketing activities, and incurred interest expense on notes and warrants we issued to obtain financing. Our operations are subject to the risks and competition inherent in a company that moved from the development stage to an operating company. We may not generate sufficient revenues from operations to achieve or sustain profitability on a quarterly, annual or any other basis in the future. Our revenues and profits, if any, will depend upon various factors, including whether our existing products and services or any new products and services we develop will achieve any level of market acceptance. If we continue to incur losses, our accumulated deficit will continue to increase, which might significantly impair our ability to obtain additional financing. As a result, our business, results of operations and financial condition would be significantly harmed, and we may be required to reduce or terminate our operations.

We will require additional financing which may require the issuance of additional shares which would dilute the ownership held by our stockholders.

We will need to raise funds through either debt or the sale of our shares in order to achieve our business goals. Any sale of additional shares or securities convertible into any such shares by us would further dilute the percentage ownership held by the stockholders. Furthermore, if we raise funds in equity transactions through the issuance of convertible securities which are convertible at the time of conversion at a discount to the prevailing market price, substantial dilution is likely to occur resulting in a material decline in the price of your shares.

If we are unable to obtain additional financing our business operations will be harmed or discontinued, and if we do obtain additional financing our stockholders may suffer substantial dilution.

We believe that our existing capital resources will enable us to fund our operations until approximately July 2009. We believe we will be required to seek additional capital to sustain or expand our prototype and sample manufacturing, and sales and marketing activities, and to otherwise continue our business operations beyond that date. We have no commitments for any future funding, and may not be able to obtain additional financing or grants on terms acceptable to us, if at all, in the future. If we are unable to obtain additional capital this would restrict our ability to grow and may require us to curtail or discontinue our business operations. Additionally, while a reduction in our business operations may prolong our ability to operate, that reduction would harm our ability to implement our business strategy. If we can obtain any equity financing, it may involve substantial dilution to our then existing stockholders.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

In their report dated December 15, 2008, our independent auditors stated that our financial statements for the year ended September 30, 2008 were prepared assuming that we would continue as a going concern, and that they have substantial doubt about our ability to continue as a going concern. Our auditors’ doubts are based on our incurring net losses of $6.8 million for the year ended September 30, 2008. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including by the sale of our securities, obtaining loans from financial institutions, or obtaining grants from various organizations or governments, where possible. Our continued net operating losses and our auditors’ doubts increase the difficulty of our meeting such goals and our efforts to continue as a going concern may not prove successful.

General economic conditions and the current global financial crisis may adversely affect our business, operating results and financial condition.

The current global economy and economic slowdown may have serious negative consequences for our business and operating results. Since our customers incorporate our products into a variety of consumer goods, the demand for our products is subject to worldwide economic conditions and their impact on levels of consumer spending. Some of the factors affecting consumer spending include general economic conditions, unemployment, consumer debt, reductions in net worth based on recent severe market declines, residential real estate and mortgage markets, taxation, energy prices, interest rates, consumer confidence and other macroeconomic factors. During a period of economic weakness or uncertainty, demand for consumer goods incorporating our products may weaken, and current or potential customers may defer purchases of our products.

The recent distress in the credit and financial markets has also resulted in extreme volatility in security prices and diminished liquidity, and there can be no assurance that our liquidity will not be affected by changes in the financial markets and the global economy. Moreover, the current crisis has had a significant material adverse impact on a number of financial institutions and has limited access to capital and credit for many companies. This could, among other things, make it more difficult for us to obtain, or increase our cost of obtaining, capital and financing for our operations. Our access to additional capital may not be available on terms acceptable to us or at all.

If our existing products and services are not accepted by potential customers or we fail to introduce new products and services, our business, results of operations and financial condition will be harmed.

There has been limited market acceptance of our botanical DNA encryption, encapsulation, embedment and authentication products and services to date. Some of the factors that will affect whether we achieve market acceptance of our solutions include:

●	availability, quality and price relative to competitive solutions;
●	customers’ opinions of the solutions’ utility;
●	ease of use;
●	consistency with prior practices;
●	scientists’ opinions of the solutions’ usefulness;
●	citation of the solutions in published research; and
●	general trends in anti-counterfeit and security solutions’ research.

The expenses or losses associated with the continued lack of market acceptance of our solutions will harm our business, operating results and financial condition.

Rapid technological changes and frequent new product introductions are typical for the markets we serve. Our future success may depend in part on continuous, timely development and introduction of new products that address evolving market requirements. We believe successful new product introductions may provide a significant competitive advantage because customers invest their time in selecting and learning to use new products, and are often reluctant to switch products. To the extent we fail to introduce new and innovative products, we may lose any market share we then have to our competitors, which will be difficult or impossible to regain. Any inability, for technological or other reasons, to successfully develop and introduce new products could reduce our growth rate or damage our business. We may experience delays in the development and introduction of products. We may not keep pace with the rapid rate of change in anti-counterfeiting and security products’ research, and any new products acquired or developed by us may not meet the requirements of the marketplace or achieve market acceptance.

If we are unable to retain the services of Drs. Hayward or Liang we may not be able to continue our operations.

Our success depends to a significant extent upon the continued service of Dr. James A. Hayward, one of our directors, our President and Chief Executive Officer; and Dr. Benjamin Liang, our Secretary and Strategic Technology Development Officer. We do not have employment agreements with Drs. Hayward or Liang. Loss of the services of Drs. Hayward or Liang could significantly harm our business, results of operations and financial condition. We do not maintain key-man insurance on the lives of Drs. Hayward or Liang.

The markets for our anti-counterfeiting and product authentication solutions as well as our BioActive Ingredients are very competitive, and we may be unable to continue to compete effectively these industries in the future.

The principal markets for our our anti-counterfeiting and product authentication solutions as well as our BioActive Ingredients are intensely competitive. Many of our competitors, both in the United States and elsewhere, are major pharmaceutical, chemical and biotechnology companies, or have strategic alliances with such companies, and many of them have substantially greater capital resources, marketing experience, research and development staff, and facilities than we do. Any of these companies could succeed in developing products that are more effective than the products that we have or may develop and may be more successful than us in producing and marketing their existing products. Some of our competitors that operate in the anti-counterfeiting and fraud prevention markets include: Authentix, Collectors Universe Inc., Data Dot Technology, Digimarc Corp., DNA Technologies, Inc., ID Global, Informium AG, Inksure Technologies, Kodak, L-1 Identity Solutions, Manakoa, OpSec Security Group, SmartWater Technology, Inc., Sun Chemical Corp, and Tracetag.

We expect this competition to continue and intensify in the future. Competition in our markets is primarily driven by:

●	product performance, features and liability;
●	price;
●	timing of product introductions;
●	ability to develop, maintain and protect proprietary products and technologies;
●	sales and distribution capabilities;
●	technical support and service;
●	brand loyalty;
●	applications support; and
●	breadth of product line.

If a competitor develops superior technology or cost-effective alternatives to our products, our business, financial condition and results of operations could be significantly harmed.

We need to expand our sales, marketing and support organizations and our distribution arrangements to increase market acceptance of our products and services.

We currently have few sales, marketing, customer service and support personnel and will need to increase our staff to generate a greater volume of sales and to support any new customers or the expanding needs of existing customers. The employment market for sales, marketing, customer service and support personnel in our industry is very competitive, and we may not be able to hire the kind and number of sales, marketing, customer service and support personnel we are targeting. Our inability to hire qualified sales, marketing, customer service and support personnel may harm our business, operating results and financial condition. We do not currently have any arrangements with any distributors and we may not be able to enter into arrangements with qualified distributors on acceptable terms or at all. If we are not able to develop greater distribution capacity, we may not be able to generate sufficient revenue to support our operations.

A manufacturer’s inability or willingness to produce our goods on time and to our specifications could result in lost revenue and net losses.

Though we manufacture prototypes, samples and some of our own products, we currently do not own or operate any significant manufacturing facilities and depend upon independent third parties for the manufacture of some of our products to our specifications. The inability of a manufacturer to ship orders of such products in a timely manner or to meet our quality standards could cause us to miss the delivery date requirements of our customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could harm our business by resulting in decreased revenues or net losses upon sales of products, if any sales could be made.

If we need to replace manufacturers, our expenses could increase, resulting in smaller profit margins.

We compete with other companies for the production capacity of our manufacturers and import quota capacity. Some of these competitors have greater financial and other resources than we have, and thus may have an advantage in the competition for production and import quota capacity. If we experience a significant increase in demand, or if our existing manufacturers must be replaced, we will need to establish new relationships with another or multiple manufacturers. We cannot assure you that this additional third party manufacturing capacity will be available when required on terms that are acceptable to us or terms similar to those we have with our existing manufacturers, either from a production standpoint or a financial standpoint. We do not have long-term contracts with our manufacturers, and our manufacturers do not produce our products exclusively. Should we be forced to replace our manufacturers, we may experience an adverse financial impact, or an adverse operational impact, such as being forced to pay increased costs for such replacement manufacturing or delays upon distribution and delivery of our products to our customers, which could cause us to lose customers or lose revenues because of late shipments.

If a manufacturer fails to use acceptable labor practices, we might have delays in shipments or face joint liability for violations, resulting in decreased revenue and increased expenses.

While we require our independent manufacturers to operate in compliance with applicable laws and regulations, we have no control over their ultimate actions. While our internal and vendor operating guidelines promote ethical business practices and our staff and buying agents periodically visit and monitor the operations of our independent manufacturers, we do not control these manufacturers or their labor practices. The violation of labor or other laws by our independent manufacturers, or by one of our licensing partners, or the divergence of an independent manufacturer’s or licensing partner’s labor practices from those generally accepted as ethical in the United States, could interrupt, or otherwise disrupt the shipment of finished products to us or damage our reputation. Any of these, in turn, could have a material adverse effect on our financial condition and results of operations, such as the loss of potential revenue and incurring additional expenses.

Failure to license new technologies could impair sales of our existing products or any new product development we undertake in the future.

To generate broad product lines, it is advantageous to sometimes license technologies from third parties rather than depend exclusively on the development efforts of our own employees. As a result, we believe our ability to license new technologies from third parties is and will continue to be important to our ability to offer new products. In addition, from time to time we are notified or become aware of patents held by third parties that are related to technologies we are selling or may sell in the future. After a review of these patents, we may decide to seek a license for these technologies from these third parties. There can be no assurance that we will be able to successfully identify new technologies developed by others. Even if we are able to identify new technologies of interest, we may not be able to negotiate a license on favorable terms, or at all. If we lose the rights to patented technology, we may need to discontinue selling certain products or redesign our products, and we may lose a competitive advantage. Potential competitors could license technologies that we fail to license and potentially erode our market share for certain products. Intellectual property licenses would typically subject us to various commercialization, sublicensing, minimum payment, and other obligations. If we fail to comply with these requirements, we could lose important rights under a license. In addition, certain rights granted under the license could be lost for reasons beyond our control, and we may not receive significant indemnification from a licensor against third party claims of intellectual property infringement.

Our failure to manage our growth in operations and acquisitions of new product lines and new businesses could harm our business.

Any growth in our operations, if any, will place a significant strain on our current management resources. To manage such growth, we would need to improve our:

●	operations and financial systems;
●	procedures and controls; and
●	training and management of our employees.

Our future growth, if any, may be attributable to acquisitions of new product lines and new businesses. Future acquisitions, if successfully consummated, would likely create increased working capital requirements, which would likely precede by several months any material contribution of an acquisition to our net income. Our failure to manage growth or future acquisitions successfully could seriously harm our operating results. Also, acquisition costs could cause our quarterly operating results to vary significantly. Furthermore, our stockholders would be diluted if we financed the acquisitions by incurring convertible debt or issuing securities.

Although we currently only have operations within the United States, if we were to acquire an international operation; we would face additional risks, including:

●	difficulties in staffing, managing and integrating international operations due to language, cultural or other differences;
●	different or conflicting regulatory or legal requirements;
●	foreign currency fluctuations; and
●	diversion of significant time and attention of our management.

Failure to attract and retain qualified scientific, production and managerial personnel could harm our business.

Recruiting and retaining qualified scientific and production personnel to perform and manage prototype, sample, and product manufacturing and business development personnel to conduct business development are critical to our success. In addition, our desired growth and expansion into areas and activities requiring additional expertise, such as clinical testing, government approvals, production, and marketing will require the addition of new management personnel and the development of additional expertise by existing management personnel. Because the industry in which we compete is very competitive, we face significant challenges attracting and retaining a qualified personnel base. Although we believe we have been and will be able to attract and retain these personnel, we may not be able to continue to successfully attract qualified personnel. The failure to attract and retain these personnel or, alternatively, to develop this expertise internally would harm our business since our ability to conduct business development and manufacturing will be reduced or eliminated, resulting in lower revenues. We generally do not enter into employment agreements requiring our employees to continue in our employment for any period of time.

Litigation generally could affect our financial condition and results of operations.

We generally may be subject to claims made by and required to respond to litigation brought by customers, former employees, former officers and directors, former distributors and sales representatives, and vendors and service providers. We have faced such claims and litigation in the past and we cannot assure that we will not be subject to claims in the future. In the event that a claim is successfully brought against us, considering our lack of material revenue and the losses our business has incurred for the period from our inception to December 31, 2008, this could result in a significant decrease in our liquidity or assets, which could result in the reduction or termination of our business.

We were obligated to pay liquidated damages as a result of our failure to have our registration statement declared effective prior to June 15, 2005, and any payment of liquidated damages will either result in depletion of our limited working capital or issuance of shares of common stock which would cause dilution to our existing stockholders.

Pursuant to the terms of a registration rights agreement with respect to common stock underlying convertible notes and warrants we issued in private placements in November and December, 2003, December, 2004, and January and February, 2005, for each month after June 15, 2005 that we did not have a registration statement registering the shares underlying these convertible notes and warrants declared effective, we were obligated to pay liquidated damages in the amount of 3.5% per month of the face amount of the notes, an amount equal to $367,885.

On July 24, 2008, the SEC declared effective our registration statement with respect to common stock underlying convertible notes and warrants we issued in private placements in November and December, 2003, December, 2004, and January and February, 2005. At our option, these liquidated damages can be paid in cash or unregistered shares of our common stock. To date we have decided to pay certain of these liquidated damages in common stock, although any future payments of liquidated damages may, at our option, be made in cash. If we decide to pay such liquidated damages in cash, we would be required to use our limited working capital and potentially raise additional funds. If we decide to pay the liquidated damages in shares of common stock, the number of shares issued would depend on our stock price at the time that payment is due. Based on the closing market prices of $0.66, $0.58, $0.70, $0.49, $0.32 and $0.20 for our common stock on July 15, 2005, August 15, 2005, September 15, 2005, October 17, 2005, November 15, 2005 and December 15, 2005, respectively, we issued a total of 3,807,375 shares of common stock in liquidated damages from August, 2005 to January, 2006 to persons who invested in the January and February, 2005 private placements. The issuance of shares upon any payment by us of further liquidated damages will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

We paid liquidated damages in the form of common stock only for the period from June 15, 2005 to December 15, 2005, and only to persons who invested in the January and February, 2005 private placements. We believe that we have no enforceable obligation to pay liquidated damages to holders of any shares we agreed to register under the registration rights agreement for periods after the first anniversary of the date of issuance of such shares, since they were eligible for resale under Rule 144 of the Securities Act during such periods, and such liquidated damages are grossly inconsistent with actual damages to such persons. During the six month period ended March 31, 2009, we determined it was not probable that we would be required to pay future liquidated damages, therefore adjusted our previously accrual of $12 million to other income.

Risks Relating to Our Common Stock:

There are a large number of shares underlying our options and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock and will cause immediate and substantial dilution to our existing stockholders.

As of May 15, 2009, we had 261,888,747 shares of common stock issued and outstanding and outstanding options and warrants to purchase 113,105,964 shares of common stock. All of the shares issuable upon exercise of our options and warrants may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock. The issuance of shares upon exercise of options and warrants will cause immediate and substantial dilution to the interests of other stockholders since the selling stockholders may convert and sell the full amount issuable on exercise.

If we fail to remain current on our reporting requirements, we could be removed from the OTC bulletin board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on The Over The Counter Bulletin Board (the “OTC Bulletin Board”), such as us, must be reporting issuers under Section 12 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. Prior to May 2001, we were delinquent in our reporting requirements, having failed to file our quarterly and annual reports for the years ended 1998 – 2000 (except the quarterly reports for the first two quarters of 1999). We have been current in our reporting requirements for the last six years, however, there can be no assurance that in the future we will always be current in our reporting requirements.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and
●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and
●
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and
●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Item 2 - Unregistered Sales of Equity Securities and Use of Proceeds

On January 29, 2009, in connection with a Consulting Agreement dated January 13, 2009 with Strategic Partners Consulting, LLC (“SPC”), we issued to SPC ten million (10,000,000) shares of our common stock, par value $0.001 per share.

On January 29, 2009, we issued and sold to James A. Hayward, our Chairman, President and Chief Executive Officer, a $150,000 principal amount secured promissory note (“January Note”) bearing interest at a rate of 10% per annum and a warrant (“January Warrant”) to purchase 300,000 shares of our common stock. The January Note and accrued but unpaid interest thereon shall automatically convert on January 29, 2010 at a conversion price of $0.033337264 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, and are convertible into shares of our common stock at the option of the noteholder at any time prior to such automatic conversion at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion and (ii) the automatic conversion price. In addition, any time prior to conversion, we have the irrevocable right to repay the unpaid principal and accrued but unpaid interest under the January Note on three days written notice (during which period the holder can elect to convert the note). The January Note bears interest at the rate of 10% per annum and is due and payable in full on January 29, 2010. Until the principal and accrued but unpaid interest under the January Note are paid in full, or converted into our common stock, the January Note will be secured by a security interest in all of our assets. The January Warrant is exercisable for a four-year period commencing on January 29, 2010, and expiring on January 28, 2014, at a price of $0.50 per share. The January Warrant may be redeemed at our option at a redemption price of $0.01 upon the earlier of (i) January 29, 2012, and (ii) the date our common stock has been quoted on The Over the Counter Bulletin Board at or above $1.00 per share for 20 consecutive trading days.

On February 20, 2009, we entered into an engagement agreement with Arjent Services LLC, (the “Engagement Agreement”). Pursuant to the Engagement Agreement, we issued to Arjent Limited (UK) a warrant to purchase 2,000,000 shares of our common stock at an exercise price of $.06 per share. This issuance is considered exempt under Regulation D of the Securities Act and Rule 506 promulgated thereunder.

On February 27, 2009, we issued and sold a $200,000 principal amount secured promissory note (“February Note”) bearing interest at a rate of 10% per annum to James A. Hayward, our Chairman, President and Chief Executive Officer. The February Note and accrued but unpaid interest thereon shall automatically convert into shares of our common stock on February 27, 2010 at a conversion price of $0.046892438 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, and is convertible into shares of our common stock at the option of the noteholder at any time prior to such automatic conversion at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion and (ii) the automatic conversion price. In addition, any time prior to conversion, we have the irrevocable right to repay the unpaid principal and accrued but unpaid interest under the February Note on three days written notice (during which period the holder can elect to convert the February Note). The February Note bears interest at the rate of 10% per annum and is due and payable in full on February 27, 2010. Until the principal and accrued but unpaid interest under the February Note are paid in full, or converted into shares of our common stock, the February Note will be secured by a security interest in all of our assets.

On March 16, 2009, in connection with a letter agreement dated March 16, 2009 with Crystal Research Associates, LLC (CRA), pursuant to which CRA agreed, among other things, to prepare an executive informational overview, we issued to employees of CRA warrants to purchase an aggregate of two hundred thousand (200,000) shares of our common stock at an exercise price equal to the closing price of our common stock on the date of the letter agreement, or $0.07, exercisable for a three year period commencing on March 16, 2009.

On March 27, 2009, we entered into a settlement agreement and mutual general release with Mr. Douglas Falkner, one of our former employees and consultants, to settle a lawsuit in California for alleged breach of contract under his employment and consulting agreements and wrongful discharge in violation of public policy and a lawsuit in North Carolina for a worker’s compensation claim. In exchange for the dismissal of all claims against us, we agreed to issue to Mr. Falkner 3,000,000 restricted shares of our common stock and a warrant to purchase 1,500,000 shares of our common stock with an exercise price of $.10 exercisable for a period of four years beginning on the first anniversary of issuance. As of the date of the settlement agreement, the closing sales price for our common stock on the OTC Bulletin Board was $0.06 per share. We filed a registration statement on Form S-1 (File No. 333-158796) to register the shares of common stock issued to Mr. Fakner, which was declared effective by the SEC on May 12, 2009.

On March 30, 2009, we issued and sold a $250,000 principal amount secured promissory note (“March Note”) bearing interest at a rate of 10% per annum to James A. Hayward, our Chairman, President and Chief Executive Officer. The March Note and accrued but unpaid interest thereon shall automatically convert into shares of our common stock on March 30, 2010 at a conversion price of $0.043239467 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, and is convertible into shares of our common stock at the option of the noteholder at any time prior to such automatic conversion at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion and (ii) the automatic conversion price. In addition, any time prior to conversion, we have the irrevocable right to repay the unpaid principal and accrued but unpaid interest under the March Note on three days written notice (during which period the holder can elect to convert the March Note). The March Note bears interest at the rate of 10% per annum and is due and payable in full on March 30, 2010. Until the principal and accrued but unpaid interest under the March Note are paid in full, or converted into shares of our common stock, the March Note will be secured by a security interest in all of our assets.

On April 14, 2009, we issued and sold an aggregate of $300,000 principal amount secured promissory notes bearing interest at a rate of 10% per annum to “accredited investors,” as defined in regulations promulgated under the Securities Act of 1933, as amended. The promissory notes and accrued but unpaid interest thereon shall automatically convert into shares of our common stock on April 14, 2010 at a conversion price of $0.070756456 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, and are convertible into shares of our common stock at the option of the noteholders at any time prior to such automatic conversion at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion and (ii) the automatic conversion price. In addition, any time prior to conversion, we have the irrevocable right to repay the unpaid principal and accrued but unpaid interest under the promissory notes on three days written notice (during which period the holders can elect to convert the promissory notes). The promissory notes bear interest at the rate of 10% per annum and are due and payable in full on April 14, 2010. Until the principal and accrued but unpaid interest under the promissory notes are paid in full, or converted into shares of our common stock, the promissory notes will be secured by a security interest in all of our assets. Arjent Services LLC, a registered broker dealer firm (the “Placement Agent”), acted as our placement agent. In connection with the sale of promissory notes, we paid the Placement Agent commissions and discounts aggregating $45,000. In addition, we issued to an affiliate of the Placement Agent a warrant to purchase two million (2,000,000) shares of our common stock at an exercise price equal to the closing price of our common stock on the date of the engagement agreement, or $0.06, exercisable for a four year period commencing on February 20, 2010 (see above). We claim an exemption from the registration requirements of the Securities Act for the private placement of the promissory notes pursuant to Section 4(2) of the Securities Act because the promissory notes were sold by the issuer not involving a public offering.

For additional information concerning our sales of unregistered securities during the period covered by this report and subsequent to the period covered by this report, please refer to Note D and Note J, respectively, to our Consolidated Financial Statements in Part I, Item 1 of this report, which are incorporated herein by reference.

Item 3 - Defaults on Senior Securities

None.

Item 4 - Submission of Matters to a Vote of Security Holders

None.

Item 5 - Other Information

None

Item 6 – Exhibits

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14 and Rule 15d-14(a), promulgated under the Securities and Exchange Act of 1934, as amended

31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14 and Rule 15d 14(a), promulgated under the Securities and Exchange Act of 1934, as amended

32.1	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Chief Executive Officer)

32.2	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Chief Financial Officer)

Signatures

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Applied DNA Sciences, Inc.

Dated: May 15, 2009	/s/ James A. Hayward, Ph. D.
James A. Hayward, Ph. D.
Chief Executive Officer

EXHIBIT 31.1

APPLIED DNA SCIENCES, INC.
OFFICER’S CERTIFICATE PURSUANT TO SECTION 302

I, James A. Hayward, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Applied DNA Sciences, Inc.:

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors of the registrant’s board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

	(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 15, 2009

/s/ JAMES A. HAYWARD
James A. Hayward
Chief Executive Officer

EXHIBIT 31.2

APPLIED DNA SCIENCES, INC.
OFFICER’S CERTIFICATE PURSUANT TO SECTION 302

I, Kurt H. Jensen, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Applied DNA Sciences, Inc.:

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors of the registrant’s board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

	(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 15, 2009

/s/ KURT H. JENSEN
Kurt H. Jensen
Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Applied DNA Sciences, Inc. (the “Company”) on Form 10-Q for the period ended December 31, 2008, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, James Hayward, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ JAMES A. HAYWARD
James A. Hayward
Chief Executive Officer
May 15, 2009

EXHIBIT 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Applied DNA Sciences, Inc. (the “Company”) on Form 10-Q for the period ended December 31, 2008, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Kurt H. Jensen, Principal Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ KURT H. JENSEN
Kurt H. Jensen
Chief Financial Officer
May 15, 2009